Exhibit 99.1

             VERMONT PURE HOLDINGS, LTD. ANNOUNCES A DELAY IN FILING
               ITS FORM 10-Q FOR THE QUARTER ENDED APRIL 30, 2005

              COMPANY ANNOUNCES PRELIMINARY RESULTS FOR THE QUARTER

Williston, Vermont - June 21, 2005: Vermont Pure Holdings, Ltd. (AMEX:VPS) announced today that it would not be able to complete and file its Quarterly Report on Form 10-Q for the quarter ended April 30, 2005 by the extended due date, June 20, 2005. The Company filed a Form 12b-25 Notification of Late Filing on June 15, 2005.

Reasons for the Delay

In the course of a routine review of our Annual Report on Form 10-K for the year ended October 31, 2004, the Staff of the SEC inquired about our accounting treatment of certain advertising costs, which includes Yellow Pages advertising, as set forth in Note 2.h. of Notes to Consolidated Financial Statements in our Form 10-K. As explained in the Note, during the periods covered by the Form 10-K, we expensed Yellow Pages advertising over 12 months consistent with its expected period of future benefit, based on historical responses. The Staff requested that we explain how we meet applicable accounting criteria in capitalizing direct response advertising. After a period of inquiry and analysis, communication with the Staff and discussion with our audit committee and our independent registered public accountants, we have concluded that our treatment of Yellow Pages advertising is not in accord with applicable accounting criteria and that we must expense such advertising as incurred.

To file our Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, we will need to restate our Consolidated Financial Statements for the fiscal years ended October 31, 2004, 2003 and 2002 and file an amended Form 10-K for the year ended October 31, 2004 to reflect the accounting corrections related to Yellow Pages advertising. We also expect to file restated Consolidated Financial Statements for the quarter ended January 31, 2005. We are in the process of preparing these restatements. At this time, the treatment of direct response advertising is the only matter of which we are aware that will affect the restatement, although, as with all restatements, it is possible for other issues to arise. We believe that the restatement for this issue will not materially impact our results of operations or financial position for the periods reported.

We are working diligently to complete these tasks and anticipate filing a Form 10-K/A and our second quarter Form 10-Q no later than Friday, July 1, 2005.

Quarterly Results

On that basis, we are able to announce financial results for the second quarter and first half of fiscal 2005.

Sales for the quarter increased 12% to $14.8 million, from $13.2 million for the second quarter last year. For the first half of the year, sales increased 14% to $28.7 million, from $25.2 million for the first half of last year. Sales, net of acquisitions, increased 7% in the second quarter and 6% in the first half, respectively, over the comparable periods a year ago.

"We are pleased that sales continue to grow organically as well as from the strategic acquisitions that we have made over the last year," said Tim Fallon, CEO of Vermont Pure. "We continue to leverage our distribution system in an effort to maximize our profitability. For the first half of the year, net of acquisitions, office coffee and refreshment products increased 14%, while water sales increased 4%. Rental income increased 6% for the quarter compared to the previous year, but was down 2% excluding acquisitions," he continued.
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Gross profit, as a percentage of sales, increased to 58% in 2005 from 55% in
2004 for both the three month and six month periods. "Profitability has also increased as a result of pricing and production efficiencies," said Peter Baker, President of Vermont Pure.

Net income from continuing operations in the second quarter increased to $205,000 in fiscal 2005 from $187,000 in 2004. Income from operations includes $208,000 of expenses in the period related to refinancing of the Company's senior debt facility in April and $65,000 for consulting related to compliance with the Sarbanes-Oxley Act. For the first half of the year, net income from continuing operations improved to $211,000 from a loss of $132,000 for the first half of the year last year. "Higher administrative costs and increasing fuel and insurance costs continue to put pressure on operating expenses," continued Fallon.

Net income for the second quarter decreased $78,000 from the second quarter a year ago as a result of the gain on the sale of a segment of business. The Company sold its retail operations in the second quarter of 2004. Net income of $283,000 for that period includes $97,000 of income related to the loss on operations and gain on the sale of those segments. Net income in the first half of the year increased to $211,000 from $27,000 in the first half last year. Net income in the first half of last year includes $159,000 for the net gain on the sale and loss on operations of the retail segments.

Vermont Pure Holdings, Ltd. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand. It markets its bottled water brands, as well as other home and office refreshment products, to over 105,000 customers throughout New England, New York, and New Jersey. The Company is currently executing a growth strategy to expand its customer base through acquisition of smaller regional home and office bottled water and refreshment product distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.
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                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                                    (Unaudited)                   (Unaudited)
                                                 Six Months Ended:            Three Months Ended:
                                             --------------------------    --------------------------
                                              April 30,     April 30,       April 30,    April 30,
                                                 2005         2004            2005          2004
                                             --------------------------    --------------------------
(000's $)
Sales                                           $28,720      $25,180         $14,756       $13,182

Income (Loss) from continuing operations           $211       ($132)            $205          $187

Income from discontinued operations                  $0         $159              $0           $96

Net  Income                                        $211          $27            $205          $283
Add Back:
Interest                                         $1,661       $1,930            $850          $916
Taxes                                              $135          $18            $141           $42
Depreciation                                     $2,506       $2,667          $1,261        $1,280
Amortization                                       $389         $163            $194           $73
*EBITDA                                          $4,902       $4,805          $2,651        $2,594

Basic net earnings per share                      $0.01        $0.00           $0.01         $0.01
Diluted net earnings per share                    $0.01        $0.00           $0.01         $0.01

Basic Wgt. Avg. Shares Out. (000's)              21,583       21,460          21,625        21,475
Diluted Wgt Avg. Shares Out. (000's)             21,591       21,684          21,635        21,693

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

EBITDA is included because management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry. In addition, EBITDA is a measure used to calculate one of the financial covenants for compliance with the Company's senior debt facility. Management believes that the most directly comparable GAAP financial measure is net income.

NOTE: THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD LOOKING STATEMENTS, INCLUDING THE EFFECTS OF THE PENDING RESTATEMENT OF OUR CONSOLIDATED FINANCIAL STATEMENTS, INTEGRATION OF ACQUISITIONS, ABILITY TO SUSTAIN AND MANAGE GROWTH, CHANGING MARKET CONDITIONS, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:

Tim Fallon, CEO, or Peter Baker, President, 860-945-0661 Ext. 3001

Bruce MacDonald, CFO, 802-860-1126

Eugene Malone, Corporate Investors Network, 888-377-9777, Fax: 201-670-6460